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Exhibit 99.1

Contact:

Chris Neff

Director of Marketing

973-947-6064, cneff@comverge.com

Comverge Announces 126 Megawatt Clean Energy Program with Nevada Power Bringing Total Capacity Under Contract to Over 495 Megawatts

East Hanover, NJ: May 03, 2007 – Comverge, Inc. (NASDAQ: COMV) (“Comverge”), a leading provider of clean energy solutions through demand response, announced today it has entered into a demand reduction agreement with Nevada Power Company to supply a new Virtual Peaking Capacity (VPC) program of up to 126 megawatts of clean electric capacity including the operation and maintenance of Nevada Power’s existing system estimated to be between 15-19 megawatts consisting of both thermostats and digital control units. Comverge expects to recognize between $25 and $30 million of revenue during 2007 – 2009.

Under the VPC program, which will be marketed to Nevada Power’s residential and small commercial customers, Comverge will build, operate and maintain for the benefit of Nevada Power a demand responsive load management system which will encourage energy efficiency and help assure energy reliability during times of peak demand. This outsourced, pay-for-performance, program will allow Nevada Power to call upon needed capacity that can be dispatched within 10 minutes throughout the designated service territory. The program is designed to make use of the region’s energy resources more efficiently, utilizing benefits not possible with traditional generation, such as avoiding line losses and relieving transmission constrained areas in an environmentally responsible way.

Robert M. Chiste, Comverge, Inc. Chairman, CEO and President stated “With this latest and largest VPC agreement, Comverge has over 495 megawatts of clean capacity under long term contracts. This also represents our first ‘brownfield’ opportunity for Comverge to take-over an existing system and manage it on behalf of the utility customer. Demand Response is a key clean energy component to any utility’s resource plan and we are indeed excited to have the opportunity to bring the same cost-effective and environmentally friendly solution for Nevada Power and its customers”. Mr. Chiste further stated “Nevada Power continues to be one of the fastest growing new residential regions in the United States, Comverge will be there to help them meet the electric infrastructure challenges associated with this growth.”

About Comverge:

Comverge is a leading provider of clean energy solutions that enhance grid reliability and enable utilities to increase available electric capacity during periods of peak energy demand on a more cost-effective basis than conventional alternatives. For more information, visit www.comverge.com. “Virtual Peaking Capacity” and “VPC” are trademarks of Comverge, Inc.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding the business strategy, plans and objectives of Comverge. Although Comverge believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may

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prove to be incorrect. The actual results for Comverge could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including market conditions and other risks typically associated with securities offerings. In particular, the forward-looking statements of Comverge are subject to the risks and uncertainties discussed in Comverge’s filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Comverge does not assume a duty to update these forward-looking statements.

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